EX-10.2

OPERATING AGREEMENT

          THIS AGREEMENT (“Agreement”), entered by and between NEWPORT OIL CORPORATION, a Florida corporation sometimes known as and being the same corporation as Newport Oil, Inc. (“Operator”), and FIRECREEK PETROLEUM, INC., a Delaware corporation (“Firecreek”). Firecreek and any third parties to whom Firecreek may assign a portion of its interest in this Agreement in accordance herewith is hereinafter sometimes referred to individually as “Non-Operator” and collectively as “Non-Operators”.

          The parties to this Agreement are owners of Oil and Gas Leases and/or Oil and Gas interests in the lands identified in Exhibit “A”. The parties have reached an agreement to explore and develop these Leases and/or Oil and Gas Interests for the production of Oil and Gas to the extent and as hereinafter provided.

          NOW, THEREFORE, it is agreed as follows:

ARTICLE I.
DEFINITIONS

          As used in this Agreement, the following words and terms have the meanings stated:

          A.           “AFE” means an Authority for Expenditure prepared by a party to this Agreement for the purpose of estimating the costs to be incurred in conducting an operation hereunder.

          B.           “Completion” or “Complete” means a single operation intended to complete a well as a producer of Oil and Gas in one or more Zones, including, but not limited to, the setting of production casing, perforating, well stimulation and production testing conducted in such operation.

          C.           “Contract Area” means all of the lands, Oil and Gas Leases and/or Oil and Gas Interests intended to be developed and operated for Oil and Gas purposes under this Agreement. Such lands, Oil and Gas Leases and Oil and Gas Interests are described in Exhibit “A”. The Contract Area as defined for this venture shall be limited to the specific leases covered herein.

          D.           “Deepen” means a single operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled deeper within an existing zone or below the Deepest Zone proposed in the associated AFE, whichever is the lesser.

          E.           “Drilling Party” and “Participating Party” mean a party who agrees to join in and pay its share of the cost of any operation conducted under the provisions of this Agreement.

          F.           “Drilling Unit” means the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a Drilling Unit is not fixed by any such rule or order, a Drilling Unit shall be the drilling unit as established by the pattern of drilling in the Contract Area unless fixed by the express agreement of the Drilling Parties.

          G.           “Drillsite” means the Oil and Gas Lease or Oil and Gas Interest on which a proposed well is to be located.

          H.           “Non-Participant Well” mean a well in which less than all parties have conducted an operation as provided in Article VI. A.2.

          I.            “Non-Drilling Party” and “Non-Participating Party” mean a party who elects not to participate in a proposed operation.

          J.           “Oil and Gas” shall mean oil, gas, casinghead gas, gas condensate, and/or all other liquid or gaseous hydrocarbons and other marketable substances produced therewith, unless an intent to limit the inclusiveness of this term is specifically stated.

          K.           “Oil and Gas Interests” or “Interests” means unleased fee and mineral interests in Oil and Gas in tracts of land lying within the Contract Area which are owned by parties to this Agreement. L. “Oil and Gas Lease” or “Oil and Gas Leases”, “Lease” or “Leases” and “Leasehold” mean the oil and gas leases or interest therein covering tracts of land lying within the Contract Area which are owned by the parties to this Agreement.

          M.           “Plug Back” means a single operation whereby a deeper Zone or a portion of a deeper zone is abandoned in order to attempt a Completion in a shallower Zone.

          N.           “Recompletion” or “Recomplete” means an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in another portion of an existing zone or a different Zone within the existing wellbore.

          O.           “Rework” means an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore. Such operations include, but are not limited to, well stimulation operations but exclude any routine repair or maintenance work or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well.

          P.           “Sidetrack” means the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole to overcome other mechanical difficulties. Sidetrack operations shall be considered to be initiated at that point when drilling outside of the existing borehole is started.

          Q.           “Zone” means a stratum of earth containing or thought to contain a common accumulation of Oil and Gas separately producible from any other common accumulation of Oil and Gas.

     Unless the context otherwise clearly indicates, words used in the singular include the plural, the word “person” includes natural and artificial persons, the plural includes the singular, and any gender includes the masculine, feminine, and neuter.

ARTICLE II.
EXHIBITS

          The following exhibits, as indicated below and attached hereto, are incorporated in and made a part hereof.

A.	Exhibit “A” - which includes the following information:

	(1)	Description of lands, leases and wells subject to this Agreement,

	(2)	Parties to agreement with addresses and telephone numbers for notice purposes,

	(3)	Percentages or fractional interests of parties to this Agreement,

B.	Exhibit “B” - Accounting Procedure.

C.	Exhibit “C” - Insurance.

ARTICLE III
INTERESTS OF PARTIES

A.      INTERESTS OF PARTIES IN COSTS AND PRODUCTION

          Unless changed by other provisions, all costs and liabilities incurred in operations under this Agreement shall be borne and paid, and all equipment and materials acquired in operations in the Contract Area shall be owned, by the parties as their interests are set forth in Exhibit “A”. In the same manner, the parties shall also own all production of Oil and Gas from the Contract Area subject, however, to the payment of royalties and other burdens on production as hereinafter described.

          Regardless of which party has contributed any Oil and Gas Lease or Oil and Gas Interest on which royalty or other burdens may be payable and except as other wise expressly provided in this Agreement, each party shall pay or deliver, or cause to be paid or delivered, all burdens on its share of the production from the Contract Area up to, and shall indemnify, defend and hold the other parties free from any liability therefor. Except as otherwise expressly provided in this Agreement, if any party has contributed hereto any Lease or Interest which is burdened with any royalty, overriding royalty, production payment or other burden on production in excess of the amounts stipulated above, such party so burdened shall assume and alone bear all such excess obligations and shall indemnify, defend and hold the other parties hereto harmless from any and all claims attributable to such excess burden. However, so long as the Drilling Unit for productive Zones is identical with the Contract Area, each party shall pay or deliver, or cause to be paid or delivered, all burdens on production from the Contract Area due under the terms of the Oil and Gas Leases which such party has contributed to this Agreement, and shall indemnify, defend and hold the other parties free from any liability therefor.

          No party shall ever be responsible, on a price basis higher than the price received by such party, to any other party’s lessor or royalty owner, and if such other party’s lessor or royalty owner should demand and receive settlement on a higher price basis, the party contributing the affected Lease shall bear the additional royalty burden attributable to such higher price.

          Nothing contained in this Article III.A shall be deemed an assignment or cross-assignment of interests covered hereby, and in the event two or more parties contribute to this Agreement jointly owned leases, the parties undivided interests in said Leaseholds shall be deemed separate leasehold interests for the purposes of this Agreement.

B.      SUBSEQUENTLY CREATED INTERESTS

          If any party has contributed hereto a Lease or Interest that is burdened with an assignment of production given as security for the payment of money, or if, after the date of this Agreement, any party creates an overriding royalty, production payment, net profits interest, assignment of production or other burden payable out of production attributable to its working interest hereunder, such burden shall be deemed a “Subsequently Created interest.”

          The party whose interest is burdened with the Subsequently Created Interest (the “Burdened Party”) shall assume and alone bear, pay and discharge the Subsequently Created Interest and shall indemnify, defend and hold harmless the other parties from and against any liability therefore. Further, if the Burdened Party fails to pay, when due, its share of expenses chargeable hereunder, all provisions of Article VII.A shall be enforceable against the Subsequently Created interest in the same manner as they are enforceable against the working interest of the Burdened Party. If the Burdened Party is required under this Agreement to assign or relinquish to any other party, or parties, all or a portion of its working interest and/or the production attributable thereto, such other party, or parties, shall receive such assignment and/or production free and clear of said Subsequently Created Interest, and the Burdened

Party shall indemnify, defend and hold harmless said other party, or parties, from any and all claims and demands for payment asserted by owners of the Subsequently Created Interest.

ARTICLE IV
TITLES

A.      TITLE EXAMINATION

          Title examination shall be made on the Drillsite of any proposed well prior to commencement of drilling operations and, unless all Non-Operators and the Operator agree otherwise, title examination shall be made on the entire Drilling Unit, or maximum anticipated Drilling Unit, of the well. The opinion will include the ownership of the working interest, minerals, royalty, overriding royalty and production payments under the applicable Leases. Each party contributing Leases and/or Oil and Gas Interests to be included in the Drillsite or Drilling Unit, if appropriate, shall furnish to Operator all abstracts (including federal lease status reports), title opinions, title papers and curative material in its possession free of all charge. All such information not in the possession of or made available to Operator by the parties, but necessary for the examination of the title, shall be obtained by Operator. Operator shall cause title to be examined by attorneys on its staff or by outside attorneys. Copies of all title opinions shall be furnished to each Drilling Party. Costs incurred by Operator in procuring abstracts, fees paid outside attorneys for title examination (including preliminary, supplemental, shut-in royalty opinions and division order title opinions) and other direct charges as provided in Exhibit “B” shall be borne by the Drilling Parties in the proportion that the interest of each Drilling Party bears to the total interest of all Drilling Parties as such interests appear in Exhibit “A”. Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

          Each party shall be responsible for securing curative matter and pooling amendments or agreements required in connection with Leases of Oil and Gas Interests contributed by such party. Operator shall be responsible for the preparation and recording of pooling designations or declarations and communitization agreements as well as the conduct of hearings before governmental agencies for the securing of spacing or pooling orders or any other orders necessary or appropriate to the conduct of operations hereunder. This shall not prevent any party from appearing on its own behalf at such hearings. Costs incurred by Operator, including fees paid to outside attorneys, which are associated with hearings before governmental agencies, and which costs are necessary and proper for the activities contemplated under this Agreement, shall be direct charges to the joint accounting and shall not be covered by the administrative overhead charges as provided in Exhibit “B”. Operator shall make no charge for services rendered by its staff attorneys or other personnel in the performance of the above functions.

          No well shall be drilled on the Contract Area until after (1) the title to the Drillsite or Drilling Unit, if appropriate, has been examined as above provided, and (2) the title has been approved by the examining attorney or title has been accepted by all of the Drilling Parties in such well.

B.      LOSS OR FAILURE OF TITLE

          1.           Failure of Title: Should any Oil and Gas Interest or Oil and Gas Lease be lost through failure of title, which results in a reduction of interest from that shown on Exhibit “A”, the party credited with contributing the affected Lease or Interest (including, if applicable, a successor in interest to such party) shall have ninety (90) days from final determination of title failure to acquire a new lease or other instrument curing the entirety of the title failure, which acquisition will not be subject to Article VIII.A, and failing to do so, this Agreement, nevertheless, shall continue in force as to all remaining Oil and Gas Leases and Interests; and,

                         (a)           The party credited with contributing the Oil and Gas Lease or Interest affected by the title failure (including, if applicable, a successor in interest to such party) shall bear alone the entire loss and it shall not be entitled to recover from Operator or the other parties any development or operating costs which it may have previously paid or incurred, but there shall be no additional liability on its part to the other parties hereto by reason of such title failure;

                         (b)           There shall be no retroactive adjustment of expenses incurred or revenues received from the operations of the Lease or Interest which has failed, but the interests of the parties contained on Exhibit “A” shall be revised on an acreage basis, as of the time it is determined finally that title failure has occurred, so that the interest of the party whose Lease or Interest is affected by the title failure will thereafter be reduced in the Contract Area by the amount of the Lease or Interest failed;

                         (c)           If the proportionate interest of the other parties hereto in any producing well previously drilled on the Contract Area is increased by reason of the tile failure, the party who bore the costs incurred in connection with such well attributable to the Lease or Interest which has failed shall receive the proceeds attributable to the increase in such interest (less costs and burdens attributable thereto) until it has been reimbursed for unrecovered costs paid by it in connection with such well attributable to such failed Lease or Interest;

                         (d)           Should any person not a party to this Agreement, who is determined to be the owner of any Lease or interest which has failed, pay in any manner any part of the cost operation, development, or equipment, such amount shall be paid to the party or parties who bore the costs which are so refunded;

                         (e)           Any liability to account to a person not a party to this Agreement for prior production of Oil and Gas which arises by reason of title failure shall be borne severally by each party (including a predecessor to a current party) who received production for which such accounting is required based on the amount of such production received, and each such party shall severally indemnify, defend and hold harmless all other parties hereto for any such liability to account;

                         (f)           No charge shall be made to the joint account for legal expenses, fees or salaries in connection with the defense of the Lease or Interest claimed to have failed, but if the party contributing such Lease or Interest hereto elects to defend its title it shall bear all expenses in connection therewith;

                         (g)           If any party is given credit on Exhibit “A” to a Lease or Interest which is limited solely to ownership of an interest in the wellbore of any well or wells and the production therefrom, such party’s absence of interest in the remainder of the Contract Area shall be considered a Failure of Title as to such remaining Contract Area unless that absence of interest is reflected on Exhibit “A”; and

                         (h)           Should Operator assign to Non-Operators an Oil and Gas Interest or Oil and Gas Leasehold contributed by Operator to this Agreement and said interest or leasehold be lost through failure of title resulting in a reduction of the interests shown on Exhibit “A”, Operator shall refund to Non-Operators all funds paid by Non-Operators as consideration for said interests or leasehold, save and except any portion thereof which represents expenses incurred by Operator to third parties in connection with said interests or leasehold.

          2.           Loss by Non-Payment of Amount Due: If, through mistake or oversight, any rental, shut-in well payment, minimum royalty or royalty payment, or other payment necessary to maintain all or a portion of an Oil and Gas Lease or Interest is not paid or is erroneously paid, and as a result a Lease or Interest terminates, there shall be no monetary liability against the party who failed to make such payment. Unless the party who failed to make the required payment secures a new Lease or Interest covered the same interest within ninety (90) days from the discovery of the failure to make proper payment, which acquisition will not be subject to Article VIII.A, the interests of the parties reflected on Exhibit “A” shall be revised on an acreage basis, effective as of the date of termination of the Lease or Interest involved, and the party who failed to make proper payment will no longer be credited with an interest in the Contract Area on account of ownership of the Lease or Interest which has terminated. If the party who failed to make the required payment shall not have been fully reimbursed, at the time of the loss, from the proceeds of the sale of Oil and Gas attributable to the lost Lease or Interest, calculated on an acreage basis, for the development and operating costs previously paid on account of such Lease or Interest, it shall be reimbursed for unrecovered actual costs previously paid by it (but not for its share of the cost of any dry hole previously drilled or wells previously abandoned) from so much of the following as is necessary to effect reimbursement:

                         (a)           Proceeds of Oil and Gas produced prior to termination of the Lease or Interest, less operating expenses and lease burdens chargeable hereunder to the person who failed to make payment, previously accrued to the credit of the lost Lease or Interest, on an acreage basis, up to the amount of unrecovered cost;

                         (b)           Proceeds of Oil and Gas, less operating expenses and lease burdens chargeable hereunder to the person who failed to make payment up to the amount of unrecovered costs attributable to that portion of Oil and Gas thereafter produced and marketed (excluding production from any wells thereafter drilled) which, in the absence of such Lease or Interest termination, would be attributable to the lost Lease or Interest on an acreage basis and which as a result of such Lease or Interest termination is credited to other parties, the proceeds of said portion of the Oil and Gas to be contributed by the other parties in proportion to their respective interests reflected on Exhibit “A”; and,

                         (c)           Any monies, up to the amount of unrecovered costs, that may be paid by any party who is, or becomes, the owner of the Lease or interest lost, for the privilege of participating in the Contract Area or becoming a party to this Agreement.

          3.           Other Losses: All losses of Leases or Interests committed to this Agreement, other than those set forth in Articles IV.B.1 and IV.B.2 above, shall be joint losses and shall be borne by all parties in proportion to their interests shown on Exhibit “A”. This shall include but not be limited to the loss of any Lease or Interest through failure to develop or because express or implied covenants have not been performed (other than performance which requires only the payment of money), and the loss of any Lease by expiration at the end of its primary term if it is not renewed or extended. There shall be no readjustment of interests in the remaining portion of the Contract Area on account of any joint loss.

          4.           Curing Title: In the event of a Failure of Title under Article IV.B.1 or a loss of title under Article IV.B.2 above, any Lease or Interest acquired by any party hereto (other than the party whose interest has failed or was lost) during the ninety (90) day period provided by Article IV.B.1 and Article IV.B.2 above covering all or a portion of the interest that has failed or was lost shall be offered at cost to the party whose interest has failed or was lost, and the provisions of Article VIII.B shall not apply to such acquisition.

ARTICLE V
OPERATOR

A.      DESIGNATION AND RESPONSIBILITIES OF OPERATOR

          Newport shall be the Operator of the Contract Area, and shall conduct and direct and have full control of all operations on the Contract Area as permitted and required by, and within the limits of this Agreement. In its performance of services hereunder for the Non-Operators, Operator shall be an independent contractor not subject to the control or direction of the Non-Operators except as to the type of operation to be undertaken in accordance with the election procedures contained in this Agreement. Operator shall not be deemed, or hold itself out as, the agent of the Non-Operators with authority to bind them to any obligation or liability assumed or incurred by Operator as to any third party. Operator shall conduct its activities under this Agreement as a reasonably prudent operator, in a good and workmanlike matter, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable law and regulations, but in no event shall it have any liability as Operator to the other parties for losses sustained or liabilities incurred except such as may result from gross negligence or willful misconduct.

B.      RESIGNATION OR REMOVAL OF OPERATOR AND SELECTION OF SUCCESSOR

          1.           Resignation or Removal of Operator: Operator may resign at any time by giving written notice thereof to Non-Operators. If Operator terminates its legal existence, no longer own an interest hereunder in the Contract Area, or is no longer capable of serving as Operator, Operator shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. Operator may be removed only for good cause by the affirmative vote of on Non-Operators owning a majority interest based on ownership as shown on Exhibit “A”. Such vote shall not be deemed effective until a written notice has been delivered to the Operator by a Non-Operator detailing the alleged default and Operator has failed to cure the default within thirty (30) days from first receipt of the notice or, if the default concerns and operation then being conducted, within forty-eight (48) hours of its receipt of the notice. For purposes hereof, “good cause” shall mean not only gross negligence or willful misconduct but also the material breach or inability to meet the standards of operation contained in Article V.A or material failure or inability to perform its obligations under this Agreement. Subject to Article VII.D.1, such resignation or removal shall not become effective until 7:00 o’clock a.m. on the first day of the calendar month following the expiration of ninety (90) days after the giving of notice or resignation by Operator or action by the Non-Operators to remove Operator, unless a successor Operator has been selected and assumes the duties of Operator at an earlier date. Operator, after effective date of resignation or removal, shall be bound by the terms hereof as a Non-Operator. A change of a corporate name or structure of Operator or transfer of Operator’s interest to any single subsidiary, parent or successor corporation shall not be the basis for removal of Operator. Should the well or wells being produced utilize gathering facilities owned by the outgoing operator, said wells shall be shut-in until such time as new facilities are installed or a formal arrangement and agreement be made, with the outgoing operator, for the use of the existing facilities. Said shut-in may not be in contravention of or violate the ongoing requirements of said lease.

          2.           Selection of Successor Operator: Upon the resignation or removal of Operator under any provision of this Agreement, a successor Operator shall be selected by the parties. The successor Operator shall be selected from the parties owning an interest in the Contract Area at the time such successor Operator is selected. The successor Operator shall be selected by the affirmative vote of two (2) or more parties owning a majority interest based on ownership as shown on Exhibit “A”, provided, however, if an Operator which has been removed or is deemed to have resigned fails to vote or votes only to succeed itself, the successor Operator shall be selected by the affirmative vote of the party or parties owning a majority interest based on ownership as shown on Exhibit “A” remaining after excluding the voting interest of the Operator that was removed or resigned. The former Operator shall promptly deliver to the successor Operator all records and data relating to the operations conducted by the former Operator to the extent such records and data are not already in the possession of the successor operator. Any cost of obtaining or copying the former Operator’s records and data shall be charged to the joint account.

          3.           Effect of Bankruptcy: If Operator becomes insolvent, bankrupt or is placed in receivership, it shall be deemed to have resigned without any action by Non-Operators, except the selection of a successor. If a petition for relief under the federal bankruptcy laws is filed by or against Operator, and the removal of Operator is prevented by the federal bankruptcy court, all Non-Operators and Operator shall comprise an interim operating committee to serve until Operator has elected to reject or assume this Agreement pursuant to the Bankruptcy Code, and an election to reject this Agreement by Operator as a debtor in possession, or by a trustee in bankruptcy, shall be deemed a resignation as Operator without any action by Non-Operators, except the selection of a successor. During the period of time the operating committee controls operations, all actions shall require the approval of two (2) OR MORE PARTIES OWNING A MAJORITY INTEREST BASED ON OWNERSHIP AS SHOWN ON Exhibit “A”. In the event there are only two (2) parties to this Agreement, during the period of time the operating committee controls operations, a third party acceptable to Operator, Non-Operator and the federal bankruptcy court shall be selected as a member of the operating committee, and all actions shall require the approval of two (2) members of the operating committee without regard to their interest in the Contract Area based on Exhibit “A”.

C.      EMPLOYEES AND CONTRACTORS

          The number of employees or contractors used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed shall be determined by Operator, and all such employees or contractors shall be the employees or contractors of Operator.

D.      RIGHTS AND DUTIES OF OPERATOR

          1.           Competitive Rates and Use of Affiliates: All wells drilled on the Contract Area shall be drilled on a competitive contract basis at the usual rates prevailing in the area. If it so desires, Operator may employ its own tools and equipment in the drilling of wells, but its charges therefore shall not exceed the prevailing rates in the area and the rate of such charges shall be agreed upon by the parties in writing before drilling operations are commenced, and such work shall be performed by Operator under the same terms and conditions as are customary and usual in the area in contracts of independent contractors who are doing work of a similar nature. All work performed or materials supplied by Affiliates or related parties of Operator shall be performed or supplied at competitive rates, pursuant to written agreement, and in accordance with customs and standards prevailing in the industry. Nothing herein shall be construed as being a Turnkey Agreement.

          2.           Discharge of Joint Account Obligations: Except as herein otherwise specifically provided, Operator shall promptly pay and discharge expenses incurred in the development and operation of the Contract Area pursuant to this Agreement and shall charge each of the parties hereto with their respective proportionate shares upon the expense basis provided in Exhibit “B”. Operator shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and received.

          3.           Protection from Liens: Operator shall pay, or cause to be paid as and when they become due and payable, all accounts of contractors and suppliers and wages and salaries for services rendered or performed, and for materials supplied on, to or in respect of the Contract Area or any operations for the joint account thereof, and shall keep the Contract Area free from liens and encumbrances resulting therefrom except for those resulting from a bona fide dispute as to services rendered or materials supplied.

          4.           Custody of Funds: Operator shall hold for the account of the Non-Operators any funds of the Non-Operators advanced or paid to the Operator, either for the conduct of operations hereunder or as a result of the sale of production from the Contract Area, and such funds shall remain the funds of the Non-Operators on whose account they are advanced or paid until used for their intended purpose or otherwise delivered to the Non-Operators or applied toward the payment of debts as provided in Article VII.B. Nothing in this paragraph shall be construed to establish a fiduciary relationship between Operator and Non-Operators for any purpose other than to account for Non-Operator funds as herein specifically provided. Nothing in this paragraph shall require the maintenance by Operator of separate accounts for the funds of Non-Operators unless the parties otherwise specifically agree.

          5.           Access to Contract Area and Records: Operator shall, except as otherwise provided herein, permit each Non-Operator or its duly authorized representative, at the Non-Operator’s sole risk and cost, full and free access at all reasonable times to all operations of every kind and character being conducted for the joint account on the Contact Area and to the records of operations conducted thereon or production therefrom, including Operator’s books and records relating thereto. Such access rights shall not be exercised in a manner interfering with Operator’s conduct of an operation hereunder and shall not obligate Operator to furnish any geologic or geophysical data of an interpretive nature unless the cost of preparation of such interpretive data was charged to the joint account. Operator will furnish to each Non-Operator upon request copies of any and all reports and information obtained by Operator in connection with production and related items, including, without limitation, meter and chart reports, production purchaser statements, run tickets and monthly gauge reports, but excluding purchase contracts and pricing information to the extent not applicable to the production of the Non-Operator seeking the information. Any audit of Operator’s records relating to amounts expended and the appropriateness of such expenditures shall be conducted in accordance with the audit protocol specified in Exhibit “B”.

          6.           Filing and Furnishing Governmental Reports: Operator will file, and upon written request promptly furnish copies to each requesting Non-Operator not in default of its payment obligation, all operational notices, reports or applications required to be filed by local, state, federal or Indian agencies or authorities having jurisdiction over operations hereunder. Each Non-Operator shall provide to Operator on a timely basis all information necessary to Operator to make such filings.

          7.           Drilling and Testing Operations: The following provisions shall apply to each well drilled hereunder:

                         (a)           Operator will promptly advise Non-Operators of the date on which the well is spudded, or the date on which drilling operations are commenced.

                         (b)           Operator will send to Non-Operators such reports, test results and notices regarding the progress of operations on the well as the Non-Operators shall reasonable request, including, but not limited to, daily drilling reports by telephone, completion reports, and well logs.

                         (c)           Operator shall adequately test all Zones encountered which may reasonable be expected to be capable of producing Oil and Gas in paying quantities as a result of examination of the electric log or any other logs or cores or tests conducted hereunder.

          8.           Cost Estimates: Upon request of any Consenting Party, Operator shall furnish estimates of current and cumulative costs incurred for the joint account at reasonable intervals during the conduct of any operation pursuant to this Agreement. Operator shall not be held liable for errors in such estimates so long as the estimates are made in good faith.

          9.           Insurance: At all times while operations are conducted hereunder, Operator shall comply with the workers compensation law of the state where the operations are being conducted; provided, however, that Operator may be a self-insurer for liability under said compensation laws in which event the only charge that shall be made to the joint account shall be as provided in Exhibit “B”. Operator shall also carry or provide insurance for the benefit of the joint account of the parties as outlined in Exhibit “C” attached hereto and made a part hereof. Operator shall require all contractors engaged in work on of for the Contract Area to comply with the workers compensation law of the state where the operations are being conducted and to maintain such other insurance as Operator may require. In the event automobile liability insurance is specified in said Exhibit “C”, or subsequently receives the approval of the parties, no direct charge shall be made by Operator for premiums paid for such insurance for Operator’s automotive equipment.

ARTICLE VI
DRILLING AND DEVELOPMENT

A.      OPERATIONS:

          1.           Proposed Operations: Non-Operators shall have the option, but not the obligation, to participate in the drilling of wells; provided, however, that Operator and Non-Operators shall participate in and pay for the cost of workover of two (2) existing wells on the Contract Area (identified as “State 68-15600 7-16” and “State 68-15600 16-1” in Section 16, Township 212 North, Range 99 West, 6th P.M., on Exhibit “A”). Each of the parties has contributed the sum of $614,129.50 (total of $1,228,259) pursuant to the initial AFE for such workover.

          The parties acknowledge that the initial AFE is only an estimate of workover costs for such two (2) wells and that each party shall be liable for 50% of all costs attributable to workover of such two (2) wells.

          The parties contemplate workover of a third well pursuant to a separate agreement between them. Upon resolution of certain issues discussed in such agreement to the mutual satisfaction of the parties, each of the parties will be deemed to have elected to “participate” in such well, and workover of such well will then be done on the same basis as described foregoing; that is, there will be an initial AFE which must be promptly funded and the parties will be liable for 50% of all costs attributable to workover of such third well.

          Proposed operations in additional wells (that is, wells beyond the three workover wells) to be drilled and completed will be undertaken on the industry basis of a “third for a quarter”: Non-Operators will pay all costs of drilling, equipping, testing and completing each well and will own 75% of the working interest therein; Operator will receive the remaining 25% working interest as a free carried working interest.

          Operator and Non-Operators contemplate four (4) additional wells during 2006 in Section 16, Township 21 North, Range 99 West, 6th P.M., and four (4) to (6) wells on other land subject to this Agreement, subject to the right of each Non-Operator to “not participate” as described herein.

          Operator will be responsible for the management of the development program, will determine the parameters, timing, and direction of any further drilling.

          Operator will formally offer to the Non-Operators an opportunity to participate in wells to be drilled in addition to the two (2) wells to be worked over in Section 16 on the Contract Area as discussed above. Operator may require participating Non-Operators to deposit to Operator’s account, each Non-Operator’s share of the estimated cost of drilling, equipping, testing, and completing each such subsequent well. Each Non-Operator will promptly elect to “participate” or “not participate” in any proposed such additional well or wells. Failure to give prompt notice of an election to participate within fifteen (15) calendar days from the date of receipt by Non-Operator of written notice from Operator of a proposed well shall formally evidence such Non-Operator’s decision to “not participate.”

          If a Non-Operator elects at any time to “not participate” in a well to which an election may be made by the Non-Operator, the Non-Operator will loose all future rights to participate in future drilling. Wells may, at the discretion of the Operator, be drilled in groups (e.g., 4 or 5 wells) and in such case (i) an election by a Non-Operator to “participate” or “not participate” will apply to all wells in the group and (ii) if the Non-Operator elects to “not participate” in the group, all rights of the Non-Operator to “participate” in future wells and operations relating thereto shall become void and of no further force or effect.

          If all parties to whom such notice is delivered, elect to participate in a proposed operation, the parties shall contractually be committed to participate therein provided such operations are commenced within the time period hereafter set forth. Operator shall, no later than ninety (90) days after expiration of the notice of fifteen (15) (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be), actually commence the proposed operation and thereafter complete it with due diligence at the risk and expense of the parties participating therein; provided, however, said commencement date may be extended upon written notice of same by Operator to the other parties, for a period of up to thirty (30) additional days if, in the sole opinion of Operator, such additional time is reasonably necessary to obtain permits from governmental authorities, surface rights (including right-of-way) or appropriate drilling equipment, or to complete title examination or curative matter required for title approval or acceptance.

          2.           Operations by Less Than All Parties: If any party to whom appropriate notice is delivered as provided in Article VI.A.1 or VI.B.1 elects not to participate in the proposed operation, then Operator and such other parties as shall elect to participate in the proposed operation shall, no later than ninety (90) days after the expiration of the notice period of fifteen (15) days (or as promptly as practicable after the expiration of the forty-eight (48) hour period when a drilling rig is on location, as the case may be) actually commence the proposed operation and complete it with due diligence. Operator shall perform all work for the account of the Participating Parties. The term “proposed operation” shall include the drilling of any well and the completing, recompleting, sidetracking, deepening or reworking of any well.

          If any party elects not to participate in any proposed operation, the non-participating interest will be offered to the Participating Parties on a prorata basis. Immediately after the expiration of the applicable notice period, Operator shall advise all Parties of the total interest of the parties approving such operation and its recommendation as to whether the Participating Parties should proceed with the operation as proposed. Each Participating Party, within forty-eight (48) hours (including Saturday, Sunday and legal holidays) after delivery of such notice, shall advise the Operator of its desire to (i) limit participation to such party’s interest as shown on Exhibit “A” or (ii) carry only its proportionate part (determined by dividing such party’s interest in the Contract Area by the interests of all Participating Parties in the Contract Area) of Non-Participating Parties’ interests, or (iii) carry its proportionate part [determined as provided in (ii)] of Non-Participating Parties’ interest together will all or a portion of its proportionate part of any Non-Participating Parties’ interests that any Participating Party did not elect to take. Failure to advise the Operator within the time required shall be deemed an election under (i). In the event a drilling rig is on location, notice may be given by telephone, and the time permitted for such a response shall not exceed a total of forty-eight (48) hours (including Saturday, Sunday and legal holidays). IF A PARTY ELECTS NOT TO PARTICIPATE IN ANY PROPOSED OPERATION, THE NON-PARTICIPATING PARTY SHALL HAVE NO FURTHER RIGHT TO PARTICIPATE UNDER THIS AGREEMENT AS TO ANY UNDEVELOPED ACREAGE AND SHALL FURTHER HAVE NO RIGHT TO PARTICIPATE IN A SUBSEQUENTLY PROPOSED OPERATION AS TO A WELL, FOR WHICH THE COMPLETION, RECOMPLETION, REWORKING, DEEPENING OR SIDETRACKING IS PROPOSED. If such Non-Participating Party has made a prepayment for the completion and equipping of a well and then determines not to participate in the completion of the well, Operator shall promptly refund to such Non-Participating Party who relinquishes its interest at the time a proposed operation is proposed shall have no liability for the plugging of such well or for surface restoration operations and likewise shall forfeit any interest in the well or salvage value therefrom. If all or part of the non-participating interest is not assumed by the remaining Participating Parties, Operator shall be authorized to replace the Non-Participating Party with a Third Party as to any of the non participating interest not taken by participating parties and such Third Party shall be thereafter deemed a Participating Party. The Non-Participating Party shall reassign to Operator all of the remaining undeveloped acreage and shall also reassign the Operator the proration unit corresponding to the well, the completion, recompletion, reworking, deepening or sidetracking of which is proposed within fifteen (15) calendar days. In the event the Non-Participating Party fails to reassign to Operator all of the remaining undeveloped acreage and/or the proration unit mentioned in the preceding sentence within the fifteen (15) day limitation period provided for herein, Operator shall be deemed the attorney-in-fact for the Non-Participating Party with express authority to execute an assignment of such Non Participating Party’s interest in any undeveloped acreage and/or proration unit to Operator. Operator, at its election, may withdraw its proposal for an additional operation if there is less than 100% participation and shall notify all parties of such decision within ten (10) days, or within twenty four (24) hours if a drilling rig is on location, following expiration of the applicable response period. If 100% subscription to the proposed operation is obtained, either through the existing participants or by the inclusion of a third party or parties, Operator shall promptly notify the Participating Parties of their proportionate interests in the operation and Operator shall commence such operation within the period provided in Article VI.A.1, subject to the same extension right as provided therein.

          The entire cost and risk of conducting such operations shall be borne by the Participating Parties in the proportions they have elected to bear same under the terms of the preceding paragraph.

          3.           Conformity to Spacing Pattern: Notwithstanding the provisions of Article VI.A.2, it is agreed that no wells shall be proposed to be drilled to or Completed in or produced from a Zone from which a well located elsewhere on the Contract Area is producing, unless such well conforms to the then-existing well spacing pattern for such Zone.

          4.           Paying Wells: No party shall conduct any Reworking, Deepening, Plugging Back, Completion, Recompletion, or Sidetracking operation under this Agreement with respect to any well then capable of producing in paying quantities except with the consent of all parties that have not relinquished interests in the well at the time of such operation.

B.      COMPLETION OF WELLS; REWORKING AND PLUGGING BACK

          1.           Drilling, Deepening or Sidetracking: Without the consent of all parties, no well shall be drilled, Deepened or Sidetracked, except a well drilled, Deepened or Sidetracked pursuant to the provisions of Article VI.A.2 of this Agreement. Consent to the drilling, Deepening or Sidetracking shall be deemed to include consent to all necessary expenditures for the drilling, Deepening or Sidetracking and testing of the well. When such well has reached its authorized depth, and all logs, cores and other tests have been completed, and the results thereof furnished to the parties, Operator and the participating Non-Operators, or their designated representative, shall make a determination whether to proceed with the attempted Completion of the Well. The parties receiving such notice shall have forty-eight (48) hours (including Saturday, Sunday and legal holidays) from receipt of notice in which to elect by delivery of notice to Operator to participate in a recommended Completion attempt. Election to participate in a Completion attempt shall include consent to all necessary expenditures for the Completing and equipping of such well, including necessary tankage and/or surface facilities but excluding any stimulation operation not contained on the Completion AFE. If Operator is unable, after reasonable efforts, to locate a Non-Operator, or its designated representative, Operator is authorized to proceed at its own discretion to make the decision on Non-Operator’s behalf as to whether to participate in a completion attempt. If one or more, but less than all of the parties, elect to attempt a Completion, the provisions of Article VI.A.2 hereof shall apply to the operations thereafter conducted by less than all parties, and a Non-Participating Party shall be deemed to have relinquished its interest in the proration unit for the well as to which a Reworking operation, Sidetracking operation, Recompletion operation, or Plugging Back operation is to be attempted as well as in all undeveloped acreage.

          2.           Rework, Sidetrack, Recomplete or Plug Back: No well shall be Reworked, Sidetracked, Recompleted, or Plugged Back except a well Reworked, Sidetracked, Recompleted, or Plugged Back pursuant to the provisions of Article VI.A.2 of this Agreement. Consent to the Reworking, Sidetracking,

Recompleting or Plugging Back of a well shall be deemed to include consent to all necessary expenditures in conducting such operations and Completing and equipping of said well, including necessary tankage and/or surface facilities. Any Non-Participating Party shall be deemed to have relinquished such Party’s interest in the proration unit for the well as to which a Reworking operation, Recompletion operation, or Plugging Back operation is to be attempted as well as in all undeveloped acreage.

C.      OTHER PROVISIONS

          Operator shall not undertake any single project reasonable estimated to required an expenditure in excess of TEN THOUSAND DOLLARS ($10,000.00) except in connection with the drilling, Sidetracking, Reworking, Deepening, Completing, Recompleting or Plugging Back of a well that has been previously authorized by or pursuant to this Agreement; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but Operator, as promptly as possible, shall report the emergency to the other parties. If Operator prepares an AFE for its own use Operator shall furnish any Non-Operator so requesting an information copy thereof for any single project costing in excess of TEN THOUSAND DOLLARS ($10,000.00) .

D.      ABANDONMENT OF WELLS

          1.           Abandonment of Dry Holes: Any well which has been drilled or Deepened under the terms of this Agreement and is proposed to be completed as a dry hole shall not be plugged and abandoned without the consent of all participating parties. Should operator, after diligent effort, be unable to contact any party, or should any party fail to reply within forty-eight (48) hours (including Saturday, Sunday and legal holidays) after delivery of notice of the proposal to plug and abandon such well, such party shall be deemed to have consented to the proposed abandonment. All such wells shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of the parties who participated in the cost of drilling or Deepening such well. Any party who objects to plugging and abandoning such well by notice delivered to Operator within forty-eight (48) hours (including Saturday, Sunday and legal holidays) after delivery of notice of the proposed plugging shall take over the well as of the end of such forty-eight (48) hour notice period and conduct further operations in search of Oil and/or Gas subject to the provisions of Article VI.A; failure of such party to provide proof reasonably satisfactory to Operator of its financial capability to conduct such operations or to take over the well within such period or thereafter to conduct operations on such well or plug and abandon such well shall entitle Operator to retain or take possession of the well and plug and abandon the well. The party taking over the well shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against all liability for any further operations conducted on such well including the costs of plugging and abandoning the well and restoring the surface.

          2.           Abandonment of Wells That Have Produced: Any well which has been completed as a producer shall not be plugged an abandoned well without the consent of all Participating Parties. If all parties consent to such abandonment, the well shall be plugged and abandoned in accordance with applicable regulations and at the cost, risk and expense of all the participating parties hereto. Failure of a party to reply within thirty (30) days after delivery of notice of the proposed abandonment of any well, all participating parties do not agree to the abandonment of such well, those wishing to continue its operation from the Zone then open to production shall be obligated to take over the well as of the expiration of the applicable notice period and shall indemnify Operator (if Operator is an abandoning party) and the other abandoning parties against liability for any further operations of the well conducted by such parties. Failure of such party or parties to provide proof reasonably satisfactory to Operator of their financial capability to conduct such operations or to take over the well within the required period or thereafter to conduct operations on such well shall entitle Operator to the right, but not the obligation, to retain or take possession of such well and plug and abandon the well. Parties taking over a well as provided herein shall tender to each of the other parties their proportionate share of the value of the well’s salvable material and equipment, determined in accordance with the provisions of Exhibit “B”, less the estimated cost of salvaging and the estimated costs of plugging and abandoning and restoring the surface; provided, however, that in the event the estimated plugging and abandoning and surface restoration costs and the estimated costs of salvaging are greater than the value of the well’s salvable material and equipment, each of the abandoning parties shall tender to the parties continuing operations such abandoning parties’ proportionate shares of the estimated excess cost. Each abandoning party shall assign to the non-abandoning parties, without warranty, express or implied, as to title or as to quantity, or fitness for use of the equipment and material, all of its interest in the wellbore of the well and related equipment, together with its interest in the Leasehold in so far and only in so far as the leasehold covers the right to obtain production from that wellbore in the Zone then open to production. The assignments so limited shall encompass the Drilling Unit upon which the well is located. The payments by, and the assignments to, the assignees shall be in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentages of participation in the Contract Area of all assignees. There shall be no readjustment of interests in the remaining portions of the Contract Area.

E.      TERMINATION OF OPERATIONS

          Upon the commencement of an operation for the drilling, Reworking, Sidetracking, Plugging Back, Deepening, testing Completion or plugging of a well, such operation shall not be terminated without consent of parties bearing 60% of the costs of such operation; provided, however, that in the event granite or other practically impenetrable substance or condition in the hole is encountered which renders further operations impractical, Operator may discontinue operations and give notice of such condition in the manner provided in Article VI.B.1, and the provisions of Article VI.B or VI.E shall thereafter apply to such operations, as appropriate.

F.      TAKING PRODUCTION IN KIND

          Non-Operators authorize Operator, as their agent and attorney-in-fact, to negotiate, execute and manage oil and gas purchase contracts with first purchasers and other leases and contracts necessary for normal and prudent operations. Operator is to exercise prudent judgment in the negotiation and execution of any oil and gas purchase contract should it become necessary to negotiate new contracts or agreements. This Agreement and all leases covered by same are subject to the provisions of applicable oil and gas purchase contracts, Operator and Non-Operators agree to permit on-site inspection of operations by oil and gas purchaser representatives.

ARTICLE VII
EXPENDITURES AND LIABILITY OF PARTIES

A.      LIABILITY OF PARTIES

          The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations, and shall be liable only for its proportionate share of the costs of developing and operating the Contract Area. Accordingly, the liens granted among the parties in Article VII.B are given to secure only the debts of each severally, and no party shall have any liability to third parties hereunder to satisfy the default of any other party in the payment of any expense or obligation hereunder. It is not the intention of the parties to create, nor shall this Agreement be construed as creating, a mining or other partnership, joint venture, agency relationship or association, or to render the parties liable as partner, co-venturers, or principals. In their relations with each other under this Agreement, the parties shall not be considered fiduciaries or to have established a confidential relationship but rather shall be free to act on an arm’s length basis in accordance with their own respective self-interest, subject, however, to the obligation of the parties to act in good faith in their dealings with each other with respect to activities hereunder.

B.      LIENS AND SECURITY INTERESTS

          Each party grants to the other parties hereto a lien upon any interest it now owns or hereafter acquires in Oil and Gas Leases and Oil and Gas Interests in the Contract Area, and a security interest and/or purchase money security interest in any interest it now owns or hereafter acquires in the personal property and fixtures on or used or obtained for use in connection therewith, to secure performance of all of its obligations under this Agreement including but not limited to payment of expense, interest and fees, the proper disbursement of all monies paid hereunder, the assignment or relinquishment of interest in Oil and Gas Leases as required hereunder, and the proper performance of operations hereunder. Such lien and security interest granted by each party hereto shall include such party’s leasehold interest, working interests, operating rights, and royalty and overriding royalty interests in the Contract Area now owned or hereafter acquired and in lands pooled or unitized therewith or otherwise becoming subject to this Agreement, the Oil and Gas when extracted therefrom and equipment situated thereon or used or obtained for use in connections therewith (including, without limitation, all wells, tools, and tubular goods), and accounts (including, without limitation, accounts arising from gas imbalances or from the sale of Oil and/or Gas at the Wellhead), contract rights, inventory and general intangibles relating thereto or arising therefrom, and all proceeds and products of the foregoing. To perfect the lien and security agreement provided herein, each party hereto authorizes each other party hereto to execute, acknowledge and file any and all financing statements and supplements or continuations thereof to evidence the security interests granted by the parties hereunder. Operator is authorized to file this Agreement or any recording supplement executed herewith as a lien or mortgage in the applicable real estate records and as a financing statement with the proper officer under the Uniform Commercial Code in the state in which the Contract Area is situated and such other states as Operator shall deem appropriate to perfect the security interest granted hereunder. Any party may file this Agreement, or any recording supplement executed herewith, or such other documents as it deems necessary as a lien or mortgage in the applicable real estate records and/or a financing statement with the proper officer under the Uniform Commercial Code.

          Each party represents and warrants to the other parties hereto that the lien and security interest granted by such party to the other parties shall be first and prior lien, and each party hereby agrees to maintain the priority of said lien and security interest against all persons acquiring an interest in Oil and Gas Leases and Interests covered by this Agreement by, through or under such party. All parties acquiring an interest in Oil and Gas Leases and Oil and Gas Interests covered by this Agreement, whether by assignment, merger, mortgage, operation of law, or otherwise, shall be deemed to have taken subject to the lien and security interest granted by this Article VII.B as to all obligations attributable to such interest hereunder whether or not such obligations arise before or after such interest is acquired.

          To the extent that parties have a security interest under the uniform Commercial Code of the state in which the Contract Area is situated, they shall be entitled to exercise the rights and remedies of a secured party under the Code. The bringing of a suit and the obtaining of judgment of a party for the secured indebtedness shall not be deemed and election of remedies or to otherwise affect the lien rights or security interest as security for the payment thereof. In addition, upon default by any party in the payment of its share of expenses, interests or fees, or upon the improper use of funds by the Operator, the other parties shall have the right, without prejudice to other rights or remedies, to collect from the purchaser the proceeds from the sale of such defaulting party’s share of Oil and Gas until the amount owed by such party, plus interest as provided in Exhibit “B”, has been received, and shall have the right to offset the amount owed against the proceeds from the sale of such defaulting party’s share of Oil and Gas. All purchasers of production may rely on a notification of default from the non-defaulting party or parties stating the amount due as a result of the default, and all parties waive any recourse available against purchasers for releasing production proceeds as provided in this paragraph.

          If any party fails to pay its share of cost within if the due date as herein provided, the non-defaulting parties, including Operator, shall, upon request by Operator, pay the unpaid amount in the proportion that the interest of each such party bears to the interest of all such parties. The amount paid by each party so paying its share of the unpaid amount shall be secured by the liens and security rights described in this Article VII.B, and each paying party may independently pursue any remedy available hereunder or otherwise.

          If any party does not perform all of its obligations hereunder, and the failure to perform subjects such party to foreclosure or execution proceeding pursuant to the provisions of this Agreement, to the extent allowed by governing law, the defaulting party waives any available right of redemption from and after the date of judgment, and any required valuation or appraisement of the mortgaged or secured property prior to sale, any available right to state execution or to require a marshalling of assets and any required bond in the event a receiver is appointed. In addition, to the extent permitted by applicable law, each party hereby grants to the other parties a power of sale as to any property that is subject to the lien and security rights granted hereunder, such power to be exercised in the manner provided by applicable law or otherwise in a commercially reasonable manner and upon reasonable notice.

          Each party agrees that the other parties shall be entitled to utilize the provisions of Oil and Gas lien law or other lien law of any state in which the Contract Area is situated to enforce the obligations of each party hereunder. Without limiting the generality of the foregoing, to the extent permitted by applicable law, Non-Operators agree that Operator may invoke or utilize the mechanics’ or materialmen’s lien law of the state in which the Contract Area is situated in order to secure the payment to Operator of any sum due hereunder for services performed or materials supplied by Operator.

C.      OTHER OPERATIONS

          Operator, at its election, shall have the right from time to time to demand and receive from one or more of the other parties payments in advance of their respective shares of the estimated amount of the expense to be incurred in operations hereunder during the next succeeding month, which right may be exercised only by submission to each such party of an itemized statement of such estimated expense and an invoice for each participating party’s interest shall be submitted on or before the last day of the next preceding month. Each party shall pay to Operator its proportionate share of such estimate within fifteen (15) days after such estimate and invoice is received. If any party fails to pay its share of said estimate within said time, the amount due shall bear interest as provided in Exhibit “B” until paid. Proper adjustment shall be made monthly between advances and actual expense to the end that each party shall bear and pay its proportionate share of actual expenses incurred, and not more.

D.      DEFAULTS AND REMEDIES

          If any party fails to discharge any financial obligation under this Agreement, including without limitation the failure to make any advance under the preceding Article VII.C or any other provision of this Agreement, within the period required for such payment hereunder, then in addition to the remedies provided in Article VII.B or elsewhere in this Agreement, the remedies specified below shall be applicable. For purposes of this Article VII.D, all notices and elections shall be delivered only by Operator, except that Operator shall deliver any such notice and election requested by a non-defaulting Non-Operator, and when Operator is the party in default, the applicable notices and elections can be delivered by any Non-Operator. Election of any one or more of the following remedies shall not preclude the subsequent use of any other remedy specified below or otherwise available to non-defaulting party.

          1.           Suspension of Rights: Any party may deliver to the party in default a Notice of Default, which shall specify the default, specify the action to be taken to cure the default, and specify that failure to take such action will result in the exercise of one or more of the remedies provided in this Article. If the default is not cured within thirty (30) days of the delivery of such Notice of Default, all of the rights of the defaulting party granted by this Agreement may upon notice be suspended until the default is cured, without prejudice to the right of the non-defaulting party or parties to continue to enforce the obligations of the defaulting party previously accrued or thereafter accruing under this Agreement. If Operator is the party in default, the Non-Operators shall have in addition the right, by vote of Non-Operators owning a majority in interest in the Contract Area after excluding the voting interest of Operator, to appoint a new Operator effective immediately. The rights of a defaulting party that may be suspended hereunder at the election of the non-defaulting parties shall include, without limitation, the right to receive information as to any operation conducted hereunder during the period of such default, the right to elect to participate in an operation proposed under Article VI.A of this Agreement even if the party has previously elected to participate in such operation, and the right to receive proceeds of production from any well subject to this Agreement.

          2.           Suit for Damages: Non-defaulting parties or Operator for the benefit of non-defaulting parties may sue (at joint account expense) to collect the amounts in default, plus interest accruing on the amounts recovered from the date of default until the date of collection at the rate specified in Exhibit “B” attached hereto. Nothing herein shall prevent any party from suing any defaulting party to collect consequential damages accruing to such party as a result of the default.

          3.           Deemed Non-Participating: The non-defaulting party may deliver a written Notice of Non-Participation Election to the defaulting party at any time after the expiration of the thirty (30) day cure period following delivery of the Notice of Default, in which event if the billing is for the drilling of a new well or the Plugging Back, Sidetracking, Reworking or Deepening of a well which is to be or has been plugged as a dry hole, or for the Completion or Recompletion of any well, the defaulting party will be conclusively deemed to have elected not to participate in the operation and to be a Non-Participating Party with respect thereto under Article VI.A or VI.B, as the case may be, to the extent of the costs unpaid by such party, notwithstanding any election to participate theretofore made. If election is made to proceed under this provision, then the non-defaulting parties may not elect to sue for the unpaid amount pursuant to Article VII.D.2. Until the delivery of such Notice of Non-Participating Election to the defaulting party, such party shall have the right to cure its default by paying its unpaid share of costs plus interest at the rate set forth in Exhibit “B”, provided, however, such payment shall not prejudice the rights of the non-defaulting parties to pursue remedies for damages incurred by the non-defaulting parties as a result of the default. Any interest relinquished pursuant to this Article VII.D.3 shall be offered to the non-defaulting parties in proportion to their interests, and the non-defaulting parties electing to participate in the ownership of such interest shall be required to contribute their shares of the defaulted amount upon their election to participate therein.

          4.           Advance Payment: If a default is not cured within thirty (30) days of the delivery of a Notice of Default, Operator or Non-Operators if Operator is the defaulting party, may thereafter require advance payment from the defaulting party of such defaulting party’s anticipated share of any item of expense for which Operator, or Non-Operators, as the case may be, would be entitled to reimbursement under any provision of this Agreement, whether or not such expense was the subject of the previous default. Such right includes, but is not limited to, the right to require advance payment for the estimated costs of drilling a well or Completion of a well as to which an election to participate in drilling or Completion has been made. If the defaulting party fails to pay the required advance payment, the non-defaulting parties may pursue any of the remedies provided in Article VII.D or any other default remedy provided elsewhere in this Agreement. Any excess of funds advanced remaining when the operation is completed and all costs have been paid shall be promptly returned to the advancing party.

          5.           Costs and Attorney’s Fees: In the event any party is required to bring legal proceedings to enforce any financial obligation of a party hereunder, the prevailing party in such action shall be entitled to recover all court costs, costs of collection, and a reasonable attorney’s fee, which the lien provided for herein shall also secure.

          6.           Operator Compensation: Operator shall be entitled to reimbursement for actual third party expenses incurred in the supervision and engineering of operations under this Agreement. All expenses and reimbursements shall be paid by the Non-Operators in accordance with Exhibit “B”.

E.      RENTAL, SHUT-IN WELL PAYMENTS AND MINIMUM ROYALTIES

          Rentals, shut-in wells payments and minimum royalties which may be required under the terms of any lease shall be paid by the party or parties who subjected such lease to this Agreement at its or their expense, subject to the right of contribution from all subsequent co owners of said lease. In the event two or more parties own and have contributed interests in the same lease to this Agreement, such parties may designate one of such parties to make said payments for and on behalf of all such parties. Any party may request, and shall be entitle to receive, proper evidence of all such payments. In the event of failure to make proper payment of rental, shut-in well payment of minimum royalty through mistake or oversight where such payment is required to continue the lease enforce, any loss which results from such non-payment shall be borne in accordance with the provisions of Article IV.B.2. Operator shall notify Non-Operators of the anticipated completion of a shut-in well, or the shutting in or return to production of a producing well, at least five (5) days (including Saturday, Sunday and legal holidays) prior to taking such action, or at the earliest opportunity permitted by circumstances, but assumes no liability for failure to do so. In the event of failure by Operator to so notify Non-Operators, the loss of any lease contributed hereto by Non-Operators for failure to make timely payments of any shut-in well payment shall be borne jointly by the parties hereto under the provisions of Article IV.B.3.

F.      TAXES

          Beginning with the first calendar year after the effective date hereof, Operator shall render for ad valorem taxation all property subject to this Agreement which by law should be rendered for such taxes, and it shall pay all such taxes assessed thereon before they become delinquent. Prior to the rendition date, each Non-Operator shall furnish Operator information as to burdens (to include, but not limited to, royalties, overriding royalties and production payments) on Leases and Oil and Gas Interests contributed by such Non-Operator. If the assessed valuation of any Lease is reduced by reason of its being subject to outstanding excess royalties, overriding royalties of production payments, the reduction in ad valorem taxes resulting therefrom shall inure to the benefit of the owner or owners of such Lease, and Operator shall adjust the charge to such owner or owners so as to reflect the benefit of such reduction. if the ad valorem taxes are based in whole or in part upon separate valuations of each party’s working interest, then notwithstanding anything to the contrary herein, charges to the joint account shall be made and paid by the parties hereto in accordance with the tax value generated by each party’s working interest. Operator shall bill the other parties for their proportionate shares of all tax payments in the manner provided in Exhibit “B”.

          If Operator considers any tax assessment improper, Operator may, at its discretion, protest within the time and manner prescribed by law, and prosecute the protest to a final determination, unless all parties agree to abandon the protest prior to final determination. During the pendency of administrative or judicial proceedings, Operator may elect to pay, under protest, all such taxes and any interest and penalty. When any such protested assessment shall have been finally determined, Operator shall pay the tax for the joint account, together with any interest and penalty accrued, and the total cost shall then be assessed against the parties, and be paid by them as provided in Exhibit “B”.

          Each party shall pay or cause to be paid all production, severance, excise, gathering and other taxes imposed upon or with respect to the production or handling of such party’s share of Oil and Gas produced under the terms of this Agreement.

ARTICLE VIII
ACQUISITION, MAINTENANCE OR TRANSFER OF INTEREST

A.      SURRENDER OF LEASES

          The Leases covered by this Agreement, insofar as they embrace acreage in the Contract Area, shall not be surrendered in whole or in part unless all parties consent thereto.

          However, should any party desire to surrender its interests in any Lease of any portion thereof, such party shall give written notice of the proposed surrender to all parties, and the parties to whom such notice is delivered shall have thirty (30) days after delivery of the notice within which to notify the party proposing the surrender whether they elect to consent thereto. Failure of a party to whom such notice is delivered to reply within said 30-day period shall constitute a consent to the surrender of the Leases described in the notice. If all parties do not agree or consent thereto, the party desiring to surrender shall assign, without express or implied warranty of title, all of its interest in such Lease, or portion thereof, and any well, material and equipment which may be located thereon and any rights in production thereafter secured, to the parties not consenting to such surrender. Upon such assignment, the assigning party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned and the operation of any well attributable thereto, and the assigning party shall have no further interest in the assigned premises and its equipment and production. The party assignee shall pay to the party assignor the reasonable salvage value of the latter’s interest in any wells’ salvable materials and equipment attributable to the assigned acreage. The value of all salvable materials and equipment shall be determined in accordance with the provisions of Exhibit “B”, less the estimated cost of salvaging and the estimated cost of plugging and abandoning and restoring the surface. If such value is less than such costs, then the party assignor shall pay to the party assignee the amount of such deficit. If the assignment is in favor of more than one party, the interest shall be shared by such parties in the proportions that the interest of each bears to the total interest of all such parties. If the interest of the parties to whom the assignment is to be made varies according to depth, then the interest assigned shall similarly reflect such variances. Any assignment or surrender made under this provision shall not reduce or change the assignor’s or surrendering party’s interest as it was immediately before the assignment or surrender in the balance of the Contract Area, and the acreage assigned or surrendered, and subsequent operations thereon, shall not thereafter by subject to the terms and provisions of the agreement but shall be deemed subject to an Operating Agreement in the form of this Agreement.

B.      RENEWAL OR EXTENSION OF LEASES

          If any party secures a renewal or replacement of an Oil and Gas Lease or Interest subject to this Agreement, then all other parties shall be notified promptly upon such acquisition or, in the case of a replacement Lease taken before expiration of an existing Lease, promptly upon expiration of the existing Lease. The parties notified shall have the right for a period of thirty (30) days following delivery of such notice in which to elect to participate in the ownership of the renewal or replacement Lease, insofar as such Lease affects lands within the Contract Area, by paying to the party who acquired it their proportionate shares of the acquisition cost allocated to that part of such Lease within the Contract Area, which shall be in proportion to the interests held at that time by the given parties in the Contract Area. Each party who participates in the purchase of a renewal or replacement Lease shall be given an assignment of its proportionate interest therein by the acquiring party.

          If some, but less than all, of the parties elect to participate in the purchase of a renewal or replacement Lease, it shall be owned by the parties who elect to participate therein, in a ratio based upon the relationship of their respective percentage of participation in the Contract Area to the aggregate of the percentage of participation in the Contract Area of all parties participating in the purchase of such renewal or replacement Lease. The acquisition of a renewal or replacement Lease by any or all of the parties hereto shall not cause a readjustment of the interests of the parties stated in Exhibit “A”, but any renewal or replacement lease in which less than all parties elect to participate shall not be subject to this Agreement but shall be deemed subject to a separate Operating Agreement in the form of this Agreement.

          If the interests of the parties in the Contract Area vary according to depth, then their right to participate proportionately in renewal or replacement Leases and their right to receive an assignment of interest shall also reflect such depth variances.

          The provisions of this Article shall apply to renewal or replacement Leases whether they are for the entire interest covered by the expiring Lease or cover only a portion of its area or an interest therein. Any renewal or replacement Lease taken before the expiration of its predecessor Lease, or taken or contracted for or becoming effective within six (6) months after the expiration of the existing Lease, shall be subject to this provision so long as this Agreement is in effect at the time of such acquisition or at the time the renewal or replacement Lease becomes effective; but any Lease taken or contracted for more than six (6) months after the expiration of an existing Lease shall not be deemed a renewal or replacement Lease and shall not be subject to the provisions of this Agreement.

          The provisions in this Article shall also be applicable to extensions of Oil and Gas Lease.

C.      ACREAGE OR CASH CONTRIBUTIONS

          While this Agreement is in force, if any party contracts for a contribution of cash towards the drilling of a well or any other operation on the Contract Area, such contribution shall be paid to the party who conducted the drilling or other operation and shall be applied by its against the cost of such drilling or other operation. If the contribution be in the form of acreage, the party to whom the contribution is made shall promptly tender an assignment of the acreage, without warranty of title, to the Drilling Parties in the proportions said Drilling Parties shared the cost of drilling the well. Such acreage shall become a separate Contract Area and, to the extent possible, be governed by provisions identical to this Agreement. Each party shall promptly notice all other parties of any acreage or cash contributions it may obtain in support of any well or any other operation on the Contract Area. The above provisions shall also be applicable to optional rights to earn acreage outside the Contract Area which are in support of well drilled inside the Contract Area.

          If any party contracts for any consideration relating to disposition of such party’s share of substances produced hereunder, such consideration shall not be deemed a contribution as contemplated in this Article VIII.C.

D.      ASSIGNMENTS: MAINTENANCE OF UNIFORM INTEREST

          For the purpose of maintaining uniformity of ownership in the Contract Area in the Oil and Gas Leases, Oil and Gas Interests, wells equipment and production covered by this Agreement no party shall sell, encumber, transfer or make other disposition of its interest in the Oil and Gas Lease and Oil and Gas Interests embraced within the Contract Area or in wells equipment and production unless such disposition covers either:

          1.           the entire interest of the party in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production; or

          2.           an equal undivided percent of the party’s present interest in all Oil and Gas Leases, Oil and Gas Interests, wells, equipment and production in the Contract Area.

          Every sale, encumbrance, transfer or other disposition made by any party shall be made expressly subject to this Agreement and shall be made without prejudice to the right of the other parties, and any transferee of an ownership interest in any Oil and Gas Lease or Interest shall be deemed a party to this Agreement as to the interest conveyed from and after the effective date of the transfer of ownership; provided, however, that the other parties shall not be required to recognize any such sale, encumbrance, transfer or other disposition for any purpose hereunder until thirty (30) days after they have received a copy of the instrument of transfer or other satisfactory evidence thereof in writing from the transferor or transferee. No assignment or other disposition of interest by a party shall relieve such party of obligations previously incurred by such party hereunder with respect to the interest transferred, including without limitation the obligation of a party to pay all costs attributable to an operation conducted hereunder in which such party has agreed to participate prior to making such assignment, and the lien and security interest granted by Article VII.B shall continue to burden the interest transferred to secure payment of any such obligations.

          If, at any time the interest of any party is divided among and owned by four or more co-owners, Operator, at its discretion, may require such co-owners to appoint a single trustee or agent with full authority to receive notices, approve expenditures, receive billings for and approve and pay such party’s share of the joint expenses, and to deal generally with, and with power to bind, the co-owners of such party’s interest within the scope of the operations embraced in this Agreement; however, all such co-owners shall have the right to enter into and execute all contracts or agreements for the disposition of their respective shares of the Oil and Gas produced from the Contract Area and they shall have the right to receive, separately, payment of the sale proceeds thereof.

E.      WAIVER OF RIGHTS TO PARTITION

          If permitted by the law of the state or states in which the property covered hereby is located, each party hereto owning an undivided interest in the Contract Area waives any and all rights it may have to partition and have set aside to it in severalty its undivided interest therein.

ARTICLE IX.
INTERNAL REVENUE CODE ELECTION

          If, for Federal income tax purposes, this Agreement and the operations hereunder are regarded as a partnership, and if the parties have not otherwise agreed to form a tax partnership pursuant to an agreement among them, each party thereby affected elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A,” of the Internal Revenue Code of 1986 as amended (“Code”), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Treasury Regulations §1.761. Should there be any requirement that each party hereby affected give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No such party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the state or states in which the Contract Area is located or any future income tax laws of the United States contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A,” of the Code, under which an election similar to that provided by Section 761 of the Code is permitted each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

ARTICLE X
CLAIMS AND LAWSUITS

          Operator may settle any single uninsured third party damage claim or suit arising from operations hereunder if the expenditure does not exceed TEN THOUSAND Dollars ($10,000) and if the payment is in complete settlement of such claim or suit. If the amount required for settlement exceeds the above amount, the parties hereto shall assume and take over the further handling of the claim or suit, unless such authority is delegated to Operator. All costs and expenses of handling, settling, or otherwise discharging such claim or suit shall be at the joint expense of the parties participating in the operation from which the claim or suit arises. If a claim is made against any party or if any party is sued on account of any matter arising from operations hereunder over which such individual has no control because of the rights given Operator by this Agreement, such party shall immediately notify all other parties, and the claim or suite shall be treated as any other claim or suit involving operations hereunder.

ARTICLE XI
FORCE MAJEURE

          If any party is rendered unable, wholly or in part, by force majeure to carry out it obligations under this Agreement, other than the obligation to indemnify or make money payments or furnish security, that party shall give to all other parties prompt written notice of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The term “force majeure,” as here employed, shall mean an act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood or other act of nature, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonable within the control of the party claiming suspension.

          The affected party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the party involved, contrary to its wishes; how all such difficulties shall be handled shall be entirely within the discretion of the party concerned.

ARTICLE XII
NOTICES

          Upon execution of this Operating Agreement, the Parties will, under separate correspondence, notify Operator of the following elections: (1) the name of the individual Party or agent, as authorized by the Party, with the “Power to Bind,” to be contacted in the event of emergency; (2) the name, address and telephone number of the Party or representative who is to receive all official correspondence accounting and billing information; (3) the name of the Party’s representative, phone number and address who is to be present or to be contacted if Party is not present at the time of the completion decision pursuant to Article VI.B(1).

     All notices authorized or required between the parties by any of the provisions of this Agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, courier service, telegram, telex, facsimile, postage or charges prepaid, and addressed to such parties at the addresses listed on Exhibit “A”. All telephone or oral notices permitted by this Agreement shall be confirmed immediately thereafter by written notice. The originating notice given under any provision hereof shall be deemed delivered only when received by the party to whom such notice is directed, and the time for such party to deliver any notice in response thereto shall run from the date the originating notice is received. “Receipt” for purposes of this Agreement with respect to written notice delivered hereunder shall be actual delivery of the notice to the address of the party to be notified specified in accordance with this Agreement, or to the facsimile or telex machine of such party. The second or any responsive notice shall be deemed delivered when deposited in the United States mail or at the office of the courier or telegraph service, or upon transmittal by telex, telecopy or facsimile, or when personally delivered to the party to be notified, provided, that when response is required within 24 or 48 hours, such response shall be given orally or by telephone, telex or other facsimile within such period. Each party shall have the right to change its address at any time, and from time to time by giving written notice thereof to all other parties. If a party is not available to receive notice orally or by telephone when a party attempts to deliver a notice required to be delivered within 24 or 48 hours, the notice may be delivered in writing by any other method specified herein and shall be deemed delivered in the same manner provided above for any responsive notice.

ARTICLE XIII
TERM OF AGREEMENT

          This Agreement shall remain in full force and effect as to the Oil and Gas Leases and/or Oil and Gas Interests subject hereto for the period of time selected below; provided, however, no party hereto shall ever be construed as having any right, title or interest in or to any Lease or Oil and Gas Interest contributed by any other party beyond the term of this Agreement.

          So long as any of the Oil and Gas Leases subject to this Agreement remain or are continued in force as to any part of the Contract Area, whether by production, extension, renewal or otherwise.

          The termination of this Agreement shall not relieve any party hereto from any expense, liability or other obligation or any remedy therefore which has accrued or attached prior to the date of such termination.

ARTICLE XIV
COMPLIANCE WITH LAW AND REGULATIONS

A.      LAWS, REGULATIONS AND ORDERS

          This Agreement shall be subject to the applicable laws of the state in which the Contract Area is located, to the valid rules, regulations, and orders of any duly contributed regulatory body of said state, and to all other applicable federal, state, and local laws, ordinances, rules, regulations and orders.

B.      GOVERNING LAW

          This Agreement and all matters pertaining hereto, including but not limited to matters of performances, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction, shall be governed and determined by the law of the state in which the Contract Area is located. If the Contract Area is in two or more states, the law of the state of Texas shall govern.

C.      REGULATORY AGENCIES

          Nothing herein contained shall grant, or be construed to grant, Operator the right or authority to waive or release any rights, privileges, or obligations which Non-Operators may have under federal or state laws or under rules, regulations or orders promulgated under such laws in reference to oil, gas and mineral operations, including the location, operation, or production of wells, on tracts offsetting or adjacent to the Contract Area.

          With respect to the operations hereunder, Non-Operators agree to release Operator from any and all losses, damages, injuries, claims and causes of action arising out of, incident to or resulting directly or indirectly from Operator’s interpretation or application of rules, rulings, regulations or orders of the Department of Energy or Federal Energy Regulatory Commission or predecessor or successor agencies to the extent such interpretation or application was made in good faith and does not constitute gross negligence. Each Non-Operator further agrees to reimburse Operator for such Non-Operator’s share of production or any refund, fine, levy or other governmental sanction that Operator may be required to pay as a result of such an incorrect interpretation or application, together with interest and penalties thereon owing by Operator as a result of such incorrect interpretation or application.

ARTICLE XV
OTHER PROVISIONS

A.      CONFIDENTIALITY

          Any visitation of the operations conducted pursuant to this Operating Agreement by other than authorized on-site personnel and Parties hereto is to be coordinated by the Operator. It is further agreed that all geological, technical, and other operational data will not be released, divulged, or transmitted to any party or parties other than parties having an ownership interest or who need to have access to such information by virtue of the work they are performing, such data being regarded as confidential information until deemed appropriate by operator then declassified and released.

B.      MODIFICATIONS

          Any modification of this Agreement must be approved in writing by all Parties and made as an attachment hereto. This document supersedes and nullifies all previous agreements or understanding either written or verbal.

C.      ASSUMPTION OF RISK

          All parties realize, assume, and accept the risk involved in exploring for oil and gas.

ARTICLE XVI
MISCELLANEOUS

A.      EXECUTION

          This Agreement shall be binding upon each Non-Operator when this Agreement or a counterpart thereof has been executed by such Non-Operator and Operator.

B.      SUCCESSORS AND ASSIGNS

          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, devisees, legal representatives, successors and assigns, and the terms hereof shall be deemed to run with the Leases or Interests included within the Contract Area.

C.      COUNTERPARTS

          This instrument may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

D.      SEVERABILITY

          For the purposes of assuming or rejecting this Agreement as an executory contract pursuant to federal bankruptcy laws, this Agreement shall not be severable, but rather must be assumed or rejected in its entirety, and the failure of any party to this Agreement to comply with all of its financial obligations provided herein shall be a material default.

          IN WITNESS HEREOF, this Agreement shall be effective as of the 15th day of November, 2005.

OPERATOR:

NEWPORT OIL CORPORATION

By: ________________________
John Bruynell, President

NON-OPERATORS:

FIRECREEK PETROLEUM, INC.

By: ________________________
John R. Taylor, President

EXHIBIT “A”

Part I:	Description Of Lands, Leases and Wells Subject To Agreement
Part II:	Parties To Agreement With Addresses And Telephone Numbers For Notice Purposes
Part III:	Percentages Or Fractional Interests Of Parties

EXHIBIT “A” – PART I

Description Of Lands, Leases And Wells Subject To Agreement

EXHIBIT “A” – PART II

Parties To Agreement With Addresses And Telephone Numbers For Notice Purposes

OPERATOR:

NEWPORT OIL CORPORATION

Address:	3251 San Bernadino Street
Suite 333
Clearwater, Florida 33759

Facsimile:	(727) 799-0072

Telephone:	(727) 799-0073

NON-OPERATORS:

FIRECREEK PETROLEUM, INC.

Address:	6777 Camp Bowie Blvd.
Suite 215
Fort Worth, Texas 76116

Facsimile:	(817) 377-2411

Telephone:	(817) 377-1116

EXHIBIT “A” – PART III

Percentages Or Fractional Interests Of Parties To This Agreement

Party	Percentage Interest

Newport Oil Corporation	50%

Firecreek Petroleum, Inc.	50%

EXHIBIT “B”

Accounting Procedure

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ACCOUNTING PROCEDURE

I.       GENERAL PROVISIONS

1.      DEFINITIONS

“Property” shall mean the real and personal property subject to the Agreement to which this Accounting Procedure is attached.

“Operations” shall mean any and all operations and activities necessary or proper for the acquisition, development, operation, protection and maintenance of the Property and the Affiliated Program.

“Joint Account” shall mean the account showing the charges and credits accruing because of the Operations and which are to be shared by the Parties according to their pro rata interests.

“Operator” shall mean the Party designated to conduct the Operations. “Non-Operators” shall mean the Parties other than the Operator. “Parties” shall mean Operator and Non-Operators.

“First-level supervisors” shall mean those employees whose primary function in Operations is the direct supervision of other employees, service companies, drilling rigs, contract labor, and other personnel directly employed on the Property in a field operating capacity.

“Technical Employees” shall mean those employees having special drilling, engineering, geological, production or other professional skills, and whose primary function in Operations is the handling of specific operating conditions and problems for the benefit of the Property.

“Personal Expenses” shall mean travel, meals, lodging, and other reasonable reimbursable expenses of Operator’s employees.

“Material” shall mean personal property, equipment or supplies acquired or held for use on the Property.

“Controllable Material” shall be defined as Material which is ordinarily so classified and controlled by Operator in the conduct of its Operations.

2.      STATEMENT AND BILLINGS

Operator shall bill Non-Operators on or before the last day of each month for their proportionate share of costs and expenses for the preceding month. Such bills will be accompanied by statements of all charges and credits to the Joint Account, summarized by appropriate classifications indicative of the nature thereof.

3.      ADVANCES AND PAYMENTS BY ADMINISTRATORS

A.
Unless otherwise provided for in the Agreement, the Operator may require the Non- Operators to advance their share of estimated cash outlay for the succeeding month’s operation within fifteen (15) days after receipt of the billing or by the first day of the month for which the advance is required, whichever is later. Operator shall adjust each monthly billing to reflect advances received from the Non-Operators.

B.
Each Non-Operator shall pay to Operator at its offices in Clearwater, Florida, its proportion of all bills within fifteen (15) days after receipt. If payment is not made within such time, the unpaid balance shall bear interest monthly at a rate of one and one-half percent (1-1/2%) per month or the maximum contract rate permitted by the applicable usury laws in the state in which the Property is located, whichever is the lesser, plus attorney’s fees, court costs, and other costs in connection with the collection of unpaid amounts.

4.      ADJUSTMENTS

Payment of any such bills shall not prejudice the right of any Non-Operator to protest or question the correctness thereof; provided however, all bills and statements rendered to Non-Operators by Operator during any calendar year shall conclusively be presumed to be true and correct after twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four (24) month period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of Controllable Material as provided for in Section V.

5.      AUDITS

A.
A Non-Operator, upon notice in writing to Operator and all other Non-Operators, shall have the right to audit Operator’s accounts and records relating to the Joint Account for any calendar year within the twenty-four (24) month period following the end of such calendar year; provided, however, the making of an audit shall not extend the time for the taking of written exception to and the adjustment of accounts as provided for in Paragraph 4 of this Section I. Where there are two or more Non-Operators, the Non- Operators shall make every reasonable effort to conduct a joint audit in a manner which will result in a minimum of inconvenience to the Operator. Operator shall bear no portion of the Non-Operator’s audit cost incurred under this paragraph. The audits shall not be conducted more than once each year without prior approval of Operator, except upon the resignation or removal of the Operator, and shall be made at the expense of those Non- Operators approving such audit.

B.	The Operator shall reply in writing to an audit report within 180 days after receipt of such report.

6.      APPROVAL BY NON-OPERATORS

Where an approval or other agreement of Non-Operators is expressly required under other sections of this Accounting Procedure and if the agreement to which this Accounting Procedure is attached contains no contrary provisions in regard thereto, Operator shall notify all Non-Operators of the Operator’s proposal and the agreement or approval of a majority in interest of the Non-Operators shall be controlling on all Non-Operators.

II.      DIRECT CHARGES

          Operator shall charge the Joint Account with the following items:

1.	ECOLOGICAL AND ENVIRONMENTAL

Costs incurred for the benefit of the Property as a result of governmental or regulatory requirements to satisfy environmental considerations applicable to the Operations. Such costs may include surveys of an ecological or archaeological nature and pollution control procedures as required by applicable laws and regulations.

2.	RENTALS AND ROYALTIES

Lease rentals and royalties paid by Operator for the Operations.

3.	LABOR

Salaries, wages, benefits and related expenses shall be charged an a day-rate basis (recomputed within a reasonable periodic time period) for:

A.	(1)	Operator’s employees directly employed on the Property in the conduct of Operations
	(2)	First-level supervisors in the field
	(3)	Technical employees directly employed on the Property
	(4)	Technical employees either temporarily or permanently assigned to and directly employed in the Operations of the Property.

B.
Operator’s cost of holiday, vacation, sickness and disability benefits and other customary allowances paid to the employees whose salaries and wages are chargeable to the Joint Account under Paragraph 3A of this Section II. Cost under this Paragraph 3B may be charged on a “when and as paid basis” or by “percentage assessment” on the amount of salaries and wages chargeable to the Joint Account under Paragraph 3A of this Section II. If percentage assessment is used, the rate shall be based on the Operator’s cost experience.

C.
Expenditures or contributions made pursuant to assessments imposed by governmental authority which are applicable to Operator’s labor cost of salaries and wages chargeable to the Joint Account under Paragraphs 3A of this Section II.

D.	Personal expenses of those employees whose salaries and wages are chargeable to the Joint Account under Paragraph 3A of this Section II.

E.	Operator’s current costs of established plans for employees’ group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus, and other benefit plans of a like nature, applicable to Operator’s labor cost chargeable to the Joint Account under Paragraphs 3A of this Section II shall be Operator’s actual cost not to exceed the percent most recently recommended by the Council of Petroleum Accountants Societies.

4.	MATERIAL

Material purchased or furnished by Operator for use on the Property as provided under Section IV. Only such Material shall be purchased for or transferred to the Property as may be required for immediate use and is reasonably practical and consistent with efficient and economical operations. The accumulation of surplus stocks shall be avoided.

5.	TRANSPORTATION

Transportation of employees and Material necessary for the Operations, not previously charged as a part of day-rate basis.

6.	SERVICES

The cost of contract services and utilities procured from outside sources including without limitation auditing and taxation services, engineering consultant services including engineers, geologists and landmen, and services in connection with matters before or involving government agencies or regulatory bodies.

7.	EQUIPMENT AND FACILITIES FURNISHED BY OPERATOR

A.
Operator shall charge the Joint Account for use of Operator owned equipment and facilities at rates commensurate with costs of ownership and operation. Such rates shall include costs of maintenance, repairs, other operating expense, insurance, taxes, depreciation, and interest on gross investment less accumulated depreciation not to exceed twelve percent (12%) per annum. Such rates shall not exceed average commercial rates currently prevailing in the immediate area of the Property.

B.
In lieu of charges in Paragraph 7A above, Operator may elect to use average commercial rates prevailing in the immediate area of the Property. For automotive equipment, Operator may elect to use rates published by the Petroleum Motor Transport Association.

         8.      DAMAGES AND LOSSES TO PROPERTY

All costs or expenses necessary for the repair or replacement of Property made necessary because of damages or losses incurred by fire, flood, storm, theft, accident, or other cause, except those resulting from Operator’s gross negligence or willful misconduct. Operator shall furnish Non-Operators written notice of damages or losses incurred as soon as practicable after a report thereof has been received by Operator.

9.	LEGAL EXPENSE

All costs and expenses of handling, investigating, and settling litigation or claims arising by reason of the Operations or necessary to protect or recover the Property, including, but not limited to, attorney’s fees, court costs, cost of investigation or procuring evidence and amounts paid in settlement or satisfaction of any such litigation or claims. All costs and expenses necessary for title work, division order title opinions, transfer orders, deeds, assignments and conveyances which affect title to the oil and gas estate. All costs and expenses related to curative matters and representation before regulatory or governmental agencies.

10.	TAXES

All taxes of every kind and nature assessed or levied upon or in connection with the Property, the operation thereof, or the production therefrom, and which taxes have been paid by the Operator for the benefit of the Parties. If the ad valorem taxes are based in whole or in part upon separate valuations of each party’s working interest, then notwithstanding anything to the contrary herein, charges to the Joint Account shall be made and paid by the Parties hereto in accordance with the tax value generated by each party’s working interest.

11.	INSURANCE

Net premiums paid for insurance provided for the Operations for the projection of the Parties. In the event Operations are conducted in a state in which Operator may act as self-insurer for Worker’s Compensation and/or Employer’s Liability under the respective state’s laws, Operator may, at its election, include the risk under its self-insurance program and in that event, Operator shall include a charge at Operator’s cost not to exceed manual rates.

12.	ABANDONMENT AND RECLAMATION

Costs incurred for abandonment of the Property, including costs required by governmental or other regulatory authority.

13.	COMMUNICATIONS

Cost of acquiring, leasing, installing, operating, repairing and maintaining communication systems, including radio and microwave facilities directly serving the Property. In the event communication facilities/systems serving the Property are Operator owned, charges to the Joint Account shall be made as provided in Paragraph 7 of this Section II.

14.	ADDITIONAL SERVICES

The cost of all additional services provided by the Operator or by third parties relating to the Operations, whether direct or indirect, including without limitation accounting, engineering, land and administrative services. Such charges to the Joint Account will include without limitation salaries and benefits of Operator’s personnel; automotive and travel; office rental; utilities; the cost of furnishing, maintaining, operating or otherwise securing the use of office equipment, furniture, machines, computers, and other physical equipment and facilities; Amounts paid to outside parties for additional services; an allocable part of General and Administrative Expenses and other indirect cost and all other cost and expense related to the performance of these additional services.

         15.    OTHER EXPENDITURES

Any other expenditure not covered or dealt with in the foregoing provisions of this Section II or in Section III, and which is incurred by the Operator for the necessary and proper conduct of the Operations.

III.      INDIRECT CHARGES

1.       OVERHEAD - DRILLING AND PRODUCING OPERATIONS

           Overhead - Fixed Rate Basis

(1)	Operator shall charge the Joint Account at the following rates per well per month:

Drilling Well Rate:	To Be Determined
Producing Well Rate:	$500 per month

              (2)        Application of Overhead - Fixed Rate Basis shall be as follows:

                          (a)        Drilling Well Rate

1)	Charges for onshore drilling wells shall begin on the date well is spudded and terminate on the date of completion or abandonment.

2)
Charges for wells undergoing any type of workover or recompletion for a period of five (5) consecutive workdays or more shall be made at the drilling well rate. Such charges shall be applied for the period from date workover operations, with rig, commence through date of rig release, except that no charge shall be made during suspension of operations for fifteen (15) or more consecutive days.

                          (b)       Producing Well Rates

1)	An active well either produced or injected into for any portion of the month shall be considered as a one-well charge for the entire month.

2)
Each active completion in a multi-completed well in which production is not commingled down hole shall be considered as a one-well charge providing each completion is considered a separate well by the governing regulatory authority.

3)
An inactive gas well shut in because of overproduction or failure of purchaser to take the production shall be considered as a one-well charge providing the gas well is directly connected to a permanent sales outlet.

4)	A one-well charge may be made for the month in which plugging and abandonment operations are completed on any well.

5)
Each facility serving the Operations other than a well shall count as a well for this purpose, such as compressor or dehydration facilities, or other facilities for producing (including secondary recovery) operations or for treating, handling or marketing production.

6)	All other inactive wells shall not qualify for an overhead charge.

(3)
The well rates shall be adjusted as of the first day of January, 2007, and each year on the first day of January thereafter. The adjustment shall be computed by multiplying the rate currently in use by the percentage increase or decrease in the average weekly earnings of Crude Petroleum and Gas Production Workers for the last calendar year compared to the calendar year preceding as show by the index of average weekly earnings of Crude Petroleum and Gas Fields Production Workers as published by the United States Department of Labor, Bureau of Labor Statistics, or the equivalent Canadian index as published by Statistics Canada, as applicable. The adjusted rates shall be the rates currently in use, plus or minus the computed adjustment.

2.      OVERHEAD - MAJOR CONSTRUCTION

To compensate Operator for overhead costs incurred in the construction and installation of fixed assets, the expansion of fixed assets, and any other project clearly discernible as a fixed asset required for the development and operation of the Property, Operator shall either negotiate a rate prior to the beginning of construction, or shall charge the Joint Account for overhead based on the following rates for any Major Construction project in excess of $25,000.

A.	Five percent (5%) of first $100,000 or total cost if less; plus

B.	Three percent (3%) of costs in excess of $100,000 but less than 1,000,000; plus

C.	Two percent (2%) of costs in excess of $1,000,000.

Total cost shall mean the gross cost of any one project. For the purpose of this paragraph, the component parts of a single project shall not be treated separately and the cost of drilling and workover wells and artificial lift equipment shall be excluded.

3.      CATASTROPHE OVERHEAD

To compensate Operator for overhead costs incurred in the event of expenditures resulting from a single occurrence due to oil spill, blowout, explosion, fire, storm, hurricane, or other catastrophes as agreed to by the Parties, which are necessary to restore the Property to the equivalent condition that existed prior to the event causing the expenditures, Operator shall either negotiate a rate prior to charging the Joint Account or shall charge the Joint Account for overhead based on the following rates:

A.	Five percent (5%) of total costs through $100,000; plus

B.	Three percent (3%) of costs in excess of $100,000 but less than 1,000,000; plus

C.	Two percent (2%) of costs in excess of $1,000,000.

Expenditures subject to the overheads above will not be reduced by insurance recoveries, and no other overhead provisions of this Section III shall apply.

4.	PROSPECT SCREENING AND EVALUATION

The General and Administrative Expenses incurred by the Operator in the screening, evaluation and acquisition of Prospects. Such charge shall be based on an allocation system which is in accordance with generally accepted accounting principles.

5.	GENERAL AND ADMINISTRATIVE EXPENSE

Operator shall charge the Non-Operators for General and Administrative Expenses allocated to the Program or Partnership in accordance with generally accepted accounting principles.

6.	AMENDMENT OF RATES

The Overhead rates provided for in this Section III may be amended from time to time only by mutual agreement between the Parties hereto if, in practice, the rates are found to be insufficient or excessive.

IV.     PRICING OF JOINT ACCOUNT MATERIAL

          PURCHASES, TRANSFERS AND DISPOSITIONS

Operator is responsible for Joint Account Material and shall make proper and timely charges and credits for all Material movements affecting the Property. Operator shall provide all Material for use on the Property; however, at Operator’s option, such Material may be supplied by the Non-Operator. Operator shall make timely disposition of idle and/or surplus Material, such disposal being made either through sale to Operator or Non-Operator, division in kind, or sale to outsiders. Operator may purchase, but shall be under no obligation to purchase, the interest of Non-Operators in surplus Material. The disposal of surplus Controllable Material not purchased by the Operator shall be for the highest price offered and where possible Operator shall obtain bids from two or more parties.

1.      PURCHASES

Material purchased shall be charged at the price paid by Operator after deduction of all discounts received. In case of Material found to be defective or returned to vendor for any other reasons, credit shall be passed to the Joint Account when adjustment has been received by the Operator.

2.      TRANSFERS AND DISPOSITIONS

Material furnished to the Property and Material transferred from the Property or disposed of by the Operator, unless otherwise agreed to by the Parties, shall be priced on the following basis exclusive of cash discounts:

A.	New Material (Condition “A”)

Material shall be priced at the current replacement cost of the same kind of Material, effective at date of movement.

B.	Good Used Material (Condition “B”)

Material in sound and serviceable condition and suitable for reuse without reconditioning:

	(1)	Material moved to the Property

At seventy-five percent (75%) of current new price, as determined by Paragraph A.

	(2)	Material used on and moved from the Property

(a) At seventy-five percent (75%) of current new price, as determined by Paragraph A, if Material was originally charged to the Joint Account as new Material or

(b) At sixty-five percent (65%) of current now price, as determined by Paragraph A, if Material was originally charged to the Joint Account as used Material.

	(3)	Material not used on and moved from the Property

At seventy-five percent (75%) of current now price as determined by Paragraph A.

The cost of reconditioning, if any, shall be absorbed by the transferring property.

C.	Other Used Material

(1)	Condition “C”

Material which is not in sound and serviceable condition and not suitable for its original function until after reconditioning shall be priced at fifty percent (50%) of current new price as determined by Paragraph A. The cost of reconditioning shall be charged to the receiving property, provided Condition “C” value plus cost of reconditioning does not exceed Condition “B” value.

(2)	Condition “D”

Material, excluding junk, no longer suitable for its original purpose, but usable for some other purpose shall be priced on a basis commensurate with its use. Operator may dispose of Condition “D” Material under procedures normally used by Operator without prior approval of Non-Operators.

(3)	Condition “E”

Junk shall be priced at prevailing prices. Operator may dispose of Condition “E” Material under procedures normally utilized by operator without prior approval of Non-Operators.

D.	Obsolete Material

Material is serviceable and usable for its original function but condition and/or value of such Material is not equivalent to that which would justify a price provided above may be specifically priced as agreed to by the Parties. Such price should result in the Joint Account being charged with the value of the service rendered by such Material.

3.      WARRANTY OF MATERIAL FURNISHED BY OPERATOR

Operator does not warrant the Material furnished. In case of defective Material, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

V.      INVENTORIES

The Operator shall maintain detailed records of Controllable Material. At reasonable intervals, inventories shall be taken by the Operator. Adjustments resulting from the reconciliation of a physical inventory shall be made within six months following the taking of the inventory. Special inventories may be taken by the Non-Operators at their expense in accordance with Paragraph 5 of Section I.

EXHIBIT “C”

Insurance

[Follows this Page]

11/09/2005 14:17 FAX 727 799 0073 NEWPORT OIL CORPORATION 001

Client#: 41161 NEWOI1

ACORD. CERTIFICATE OF LIABILITY INSURANCE

DATE (MM/DD/YY) 11/02/05

PRODUCER
Ross & Yerger Insurance, Inc.
P.O. Box 1139
Jackson, MS 39215
601 948-2900

THIS CERTIFICATE IS ISSUED AS A MATTER OF INFORMATION ONLY AND CONFERS NO RIGHTS UPON THE CERTIFICATE HOLDER. THIS CERTIFICATE DOES NOT AMEND, EXTEND OR ALTER THE COVERAGE AFFORDED BY THE POLICIES BELOW.

INSURED
Newport Oil Corporation
3251 San Bernadino St., Suite 333
Clearwater, FL 33759

INSURERS AFFORDING COVERAGE

INSURER A: Federal Insurance Co.
INSURER B:
INSURER C:
INSURER D:
INSURER E:

COVERAGES

THE POLICIES OF INSURANCE LISTED BELOW HAVE BEEN ISSUED TO THE INSURED NAMED ABOVE FOR THE POLICY PERIOD INDICATED. NOTWITHSTANDING ANY REQUIREMENT, TERM OR CONDITION OF ANY CONTRACT OR OTHER DOCUMENT WITH RESPECT TO WHICH THIS CERTIFICATE MAY BE ISSUED OR MAY PERTAIN, THE INSURANCE AFFORDED BY THE POLICIES DESCRIBED HEREIN IS SUBJECT TO ALL THE TERMS, EXCLUSIONS AND CONDITIONS OF SUCH POLICIES. AGGREGATE LIMITS SHOWN MAY HAVE BEEN REDUCED BY PAID CLAIMS.

INSR LTR	TYPE OF INSURANCE	POLICY NUMBER	POLICY EFFECTIVE DATE (MM/DD/YY)	POLICY EXPIRATION DATE (MM/DD/YY)	LIMITS	
A	GENERAL LIABILITY X COMMERCIAL GENERAL LIABILITY CLAIMS MADE X OCCUR GEN'L AGGREGATE LIMIT APPLIES PER: POLICY / PRO-JECT / LOC	3584-25-01	10/01/05	10/01/06	EACH OCCURRENCE	$1,000,000
					FIRE DAMAGE (Any one fire)	$1,000,000
					MED EXP (Any one person)	$10,000
					PERSONAL & ADV INJURY	$1,000,000
					GENERAL AGGREGATE	$2,000,000
					PRODUCTS - COMP/OP AGG	$1,000,000
	AUTOMOBILE LIABILITY ANY AUTO ALL OWNED AUTOS SCHEDULED AUTOS HIRED AUTOS NON-OWNED AUTOS				COMBINED SINGLE LIMIT (Ea accident)	$
					BODILY INJURY (Per person)	$
					BODILY INJURY (Per accident)	$
					PROPERTY DAMAGE (Per accident)	$
	GARAGE LIABILITY ANY AUTO				AUTO ONLY - EA ACCIDENT	$
					OTHER THAN AUTO ONLY: EA ACC	$
					AGG	$
	EXCESS LIABILITY OCCUR CLAIMS MADE DEDUCTIBLE RETENTION $				EACH OCCURRENCE	$
					AGGREGATE	$
						$
						$
						$
	WORKERS COMPENSATION AND EMPLOYERS' LIABILITY				WC STATU-TORY LIMITS / OTH-ER	
					E.L. EACH ACCIDENT	$
					E.L. DISEASE - EA EMPLOYEE	$
					E.L. DISEASE - POLICY LIMIT	$
	OTHER					

DESCRIPTION OF OPERATIONS/LOCATIONS/VEHICLES/EXCLUSIONS ADDED BY ENDORSEMENT/SPECIAL PROVISIONS

CERTIFICATE HOLDER | ADDITIONAL INSURED; INSURER LETTER:

Firecreek Petroleum, Inc.
6777 Camp Bowie Blvd.
Fort Worth, TX 76116

CANCELLATION

SHOULD ANY OF THE ABOVE DESCRIBED POLICIES BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE ISSUING INSURER WILL ENDEAVOR TO MAIL 10 DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED TO THE LEFT, BUT FAILURE TO DO SO SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE INSURER, ITS AGENTS OR REPRESENTATIVES.

AUTHORIZED REPRESENTATIVE
Eason Leake

ACORD 25-S (7/97) 1 of 2 #S165797/M165796 JEA
© ACORD CORPORATION 1988

11/09/2005 14:17 FAX 727 799 0073 NEWPORT OIL CORPORATION 002

IMPORTANT

If the certificate holder is an ADDITIONAL INSURED, the policy(ies) must be endorsed. A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s).

If SUBROGATION IS WAIVED, subject to the terms and conditions of the policy, certain policies may require an endorsement. A statement on this certificate does not confer rights to the certificate holder in lieu of such endorsement(s).

DISCLAIMER

The Certificate of Insurance on the reverse side of this form does not constitute a contract between the issuing insurer(s), authorized representative or producer, and the certificate holder, nor does it affirmatively or negatively amend, extend or alter the coverage afforded by the policies listed thereon.

ACORD 25-S (7/97) 2 of 2 #S165797/M165796